EXHIBIT 10.3
Federal Home Loan Bank of Des Moines
LONG-TERM INCENTIVE COMPENSATION PLAN
     Sections
1.	Purpose of the Plan.

2.	Definitions.

3.	Type of Plan.

4.	Term of the Plan.

5.	Eligibility.

6.	Incentive Award Opportunity.

7.	Performance Measures and Performance Target Levels.

8.	Plan Payouts.

9.	Administration of the Plan.

10.	Payout Date.

11.	Miscellaneous
     1. Purpose of the Plan.
     The purpose of the Federal Home Loan Bank of Des Moines (“Bank”) Long-Term Incentive Compensation Plan (“LTIP”) is to motivate and reward the creation of value for the Bank by focusing the participants on the achievement of Bank’s long-term business goals, strategies, and mission. In addition, Bank wishes to provide incentives to its executives that are performance-based and facilitate the Bank’s ability to attract, retain, and motivate the participants of the plan. The LTIP supplements Bank’s annual incentive compensation plan known as the Gainsharing Plan, and serves as an additional component of the total compensation package for eligible executives.
     2. Definitions.
     As used in this document, the following definitions apply.
(a)	“Award” shall mean cash compensation that has been earned in accordance with this Plan.

(b)	“Agreement” shall mean a written agreement entered into in accordance with Paragraph 9(c).

(c)	“Bank” shall mean the Federal Home Loan Bank of Des Moines or its successor.

(d)	“Base Salary” shall mean a Participant’s average salary over the Performance Period (or from the date of initial eligibility, if later).

(e)	“Board” shall mean the Board of Directors of the Bank.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Committee” shall mean the Compensation, Diversity and Governance Committee of the Board or its successor.

(h)	“Disability” has the meaning ascribed to it in the Bank’s long-term disability plan.

(i)	“Employee” shall mean any person employed by the Bank.

(j)	“Effective Date” shall mean January 1, 2005.

(k)	“Incentive Award Opportunities” shall mean the percent of a Participant’s Base Salary which could be earned if long-term incentive plan Performance Targets are achieved during a Performance Period.

(l)	“Participant” shall mean any person who receives an Award pursuant to the Plan.

(m)	“Performance Period” shall mean three consecutive Plan Years.

(n)	“Performance Measures” shall mean Bank financial and/or operational metrics which will be utilized in this Plan to measure performance and which will serve as the basis for the calculation of Award amounts.

(o)	“Performance Targets” are specific levels of performance specified by the Committee for each of the Performance Measures for each Performance Period.

(p)	“Plan” shall mean the LTIP.

(q)	“Plan Year” shall mean January through December in any calendar year.
     3. Type of Plan.
     The LTIP is an incentive compensation plan with Awards based on performance of the Bank measured by defined financial and/or operational results over a three-year Performance Period. Awards are paid in cash.
     4. Term of the Plan.
     The Plan shall commence on the Effective Date, and shall remain in effect until the Committee terminates or amends the Plan pursuant to Paragraph 11 hereof.

     5. Eligibility.
     Employees eligible to participate in the Plan shall be recommended to the Committee by the CEO of the Bank on an annual basis. Except as provided below, participation shall be limited to the CEO and direct reports to the CEO who, based on their position, responsibility level, and decision-making capacity, are largely responsible for the Bank’s growth and financial success. Participation may include additional designated key individuals, as identified by the CEO and approved by the Committee.
     Individuals who become eligible after the start of a Performance Period will be eligible for a prorated Award based on the date of hire or promotion. Employees must work and complete at least three months in a Performance Period in order to be eligible for a prorated Award payout.
     Employees whose status as a Participant ends prior to the end of a Performance Period for any reason other than normal retirement, death, or Disability will lose eligibility for Award payouts under the Plan. If termination is the result of death, Disability, or normal retirement, the Award will be prorated for the portion of a Performance Period actually completed and paid following the end of the Performance Period.
     6. Incentive Award Opportunity.
     Each year, the CEO will recommend to the Committee Incentive Award Opportunities for each eligible Participant. These recommendations are based on the Bank’s executive compensation philosophy, which states that annual and long-term Incentive Award Opportunities will be provided to reward executives for the accomplishment of Performance Targets and target Incentive Award Opportunities will be established based on market data and approximate market median levels. The Incentive Award Opportunities are expressed as percentages of Base Salary.
     The Committee shall have discretion to amend the long-term Incentive Award Opportunities at any time during any Performance Period.
     7. Performance Measures and Performance Target Levels.
     (a) Performance Measures. The Plan will focus on key Performance Measures which align with the Bank’s overall business strategy for each Performance Period. The CEO will recommend Performance Measures for approval by the Committee on an annual basis (e.g., the CEO will recommend to the Committee Performance Measures for the 2005 — 2007 LTIP no later than 60 days after the commencement of the first quarter of 2005 and recommend Performance Measures for the 2006 — 2008 LTIP no later than 60 days after the commencement of the first quarter of 2006).
     (b) Performance Targets. The CEO will recommend Performance Targets to the Committee for approval on an annual basis. The Performance Target setting process should be conducted in conjunction with both the financial budget target setting process and any annual adjustments to the Bank’s long-term strategy and annual business planning performance objectives. Performance Targets for each Performance Measure will be established and approved by the Committee once the Performance Measures have been approved. The Committee will use the target setting guidelines specified below in determining appropriate Performance Targets.
     Threshold, Target, and Maximum levels of performance will be identified for each of the Performance Measures in the LTIP. The Threshold level of performance represents a minimum acceptable level of performance for which an Award should be paid. The Target level of performance represents achievement of the Bank’s business plan. The Maximum level of performance represents a significant degree of stretch above the Target performance level and would result in the highest possible payout from the LTIP. Performance Target levels may be set using cumulative values, average values or end-of-period values over the Performance Period or any other metric approved by the Committee, depending on the Performance Measures selected.
     8. Plan Payouts.
     Performance at the Threshold level of performance will result in an Award recommendation of 50% of the target long-term Incentive Award Opportunity attributable to the LTIP. Target performance will result in an Award recommendation of 100% of the target long-term Incentive Award Opportunity attributable to the LTIP. Maximum performance will result in an Award recommendation of 150% of the target long-term Incentive Award Opportunity attributable to the LTIP. Payouts will be linearly interpolated between Threshold and Target and between Target and Maximum levels of performance.
     Based on input from the CEO, the Committee may determine a Participant is not eligible to receive part or all of any payout depending on the severity of the following:
     (a) if a Participant for any Plan Year during a Performance Period has not achieved an “expected” or higher evaluation of overall performance;
     (b) if a Participant has not achieved an “expected” or higher evaluation of overall performance at the time of payout;
     (c) if a Participant is subject to any disciplinary action or probationary status at the time of payout;
     (d) if at any time during the Performance Period and up to the payment of an Award a Participant fails to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or fails to perform responsibilities assigned under the Bank’s business plan.
     9. Administration of the Plan.
     (a) Administrative Responsibility. The Plan shall be administered by the Committee.
     (b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to approve Participants and grant Awards, (ii) to determine the content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.
     (c) Communication of Award. Each Award shall be communicated in writing containing such provisions as may be approved by the Committee. Any such communication shall not constitute an employment agreement.
     (d) Effect of the Committee’s Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.
     (e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Bank in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award granted hereunder to the full extent provided for under the Bank’s governing instruments with respect to the indemnification of Directors.
     10. Payout Date.
     Once the Committee has determined that an Award has been earned, the Award payout will occur no later than the end of the first quarter of business immediately following the end of the three-year Performance Period. (E.g., the payout for the 2005 — 2007 Performance Period would be made in the first quarter of 2008.)
     11. Miscellaneous
     The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by act of the Committee or the Board.
     No amendment, suspension or termination of the Plan shall, without the consent of the Participants, affect the rights of the Participants to any Award previously approved by the Committee.
     Neither the adoption of the Plan nor its operation in any way affects the right and power of the Bank to dismiss, or otherwise terminate the employment of any Participant at any time for any reason, with or without cause.
     This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any Participant for any representation, promise or inducement made by any person which is not expressed in this document.
     This Plan shall not be considered a contract of employment and nothing in the Plan shall be construed as providing Participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This Plan shall not, in any manner, limit the Bank’s right to terminate compensation and/or employment at its will, with or without cause.

     Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Bank or any of its assets. Nothing contained in the Plan shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A Participant shall for all purposes be a general creditor of the Bank. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.
     In the event that one or more of the provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Waiver by the Bank or any Participant of any breach or default by the other of any of the terms of this Plan shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Plan shall be implied from any course of dealing between the Bank or any Participant or from any failure by either to assert its or his rights hereunder on any occasion or series of occasions.
     The Plan shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.

Date:	April 27, 2005	FEDERAL HOME LOAN BANK

OF DES MOINES

		By	/s/ Randy L. Newman